Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (the “First Amendment”) is entered into this 18th day of April, 2006 by and among Crdentia Corp., a Delaware corporation (“Parent”), CRDE Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“CRDE”), Staff Search Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of CRDE (“Acquisition Co.”), Staff Search, Ltd., a Texas limited partnership (the “Company”), SSL GP, LLC, a Texas limited liability company (the “General Partner”) and sole general partner of the Company, and J.W. Iden, the sole member of the General Partner and the sole limited partner of the Company (the “Limited Partner”) (herein collectively called the “Parties”).

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated April 10, 2006 (the “Base Agreement”); and

WHEREAS, the Parties desire to amend the Base Agreement in accordance with the terms of this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                                       The term “Purchased Assets” as contemplated in Section 2.1 of the Base Agreement shall include cash in the amount of $300,000 (the “Purchased Cash”).

2.                                       Section 2.3 of the Base Agreement is hereby modified to delete therefrom Section 2.3(a) (the introductory sentence) and Section 2.3(a)(i), which provisions shall be replaced with the following:

“(a)                            Closing Consideration. At Closing, Parent will pay an amount equal to $2,476,208 (the “Closing Consideration”), payable as follows:

(i)                                     Note Consideration. At Closing, the Parent will issue to the Company or its assigns a promissory note (the “Note”) in the original principal amount of $1,410,000, such Note to have such terms as set forth on Exhibit N attached hereto; and”

3.                                       The Closing as contemplated in Section 2.7 of the Base Agreement shall occur on the date of this First Amendment. Section 2.7(c)(ii) is hereby amended to delete the reference to the Cash Consideration and insert in lieu thereof a reference to the Note fully executed by the Parent and its subsidiaries.

4.                                       Section 3.29 of the Base Agreement is hereby modified to provide that the Company shall pay the entire fee to the Advisor and the Parent shall have no obligation therefor.

5.                                       The Company’s obligation to remit the Purchased Cash to the Acquisition Co. shall arise at such time as the holder of such Note shall realize any monetary value for such Note.

6.                                       Except as modified or amended herein, the terms and conditions of the Base Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties hereto, or their duly authorized officer, as of the date first above written.

CRDENTIA CORP.,
a Delaware corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

CRDE CORP.,
a Delaware corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

STAFF SEARCH ACQUISITION CORP.,
a Texas corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

STAFF SEARCH, LTD.,
a Texas limited partnership

By:	SSL GP, LLC,
a Texas limited liability company,
its sole General Partner

By:	/s/ J.W. Iden
Name:	J.W. Iden
Title:	Chief Executive Officer

SSL GP, LLC,
a Texas limited liability company

By:	/s/ J.W. Iden
Name:	J.W. Iden
Title:	Chief Executive Officer

By:	/s/ J.W. Iden
J.W. Iden